The Olstein Funds
Code of Ethics for Principal Executive Officer
and Principal Financial Officer

The Olstein Funds’ (“Trust”) code of ethics adopted pursuant to Section 406 of the Sarbanes-Oxley Act (“Code”) requires the Trust’s Principal Executive Officer, Principal Financial Officer, and/or other officers performing similar functions (“Principal Officers”) to maintain the highest ethical and legal standards while performing their duties and responsibilities to the Trust, with particular emphasis on those duties that relate to the preparation and reporting of the Trust’s financial information.  The following principles and responsibilities shall govern the professional conduct of the Principal Officers:

1.	HONEST AND ETHICAL CONDUCT

The Principal Officers shall:

●	act with honesty and integrity;
●	ethically handle actual or apparent conflicts of interest between personal and professional relationships;
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report any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest between their interests and those of the Trust to the Audit Committee, the full Board of Trustees of the Trust (“Board”), the Trust’s Chief Compliance Officer, and any other appropriate person or entity that may reasonably be expected to deal with any conflict of interest in a timely and expeditious manner; and

●
act in good faith, responsibly, with due care, competence and diligence, without misrepresenting or omitting, when necessary or appropriate, material facts or allowing their independent judgment to be subordinated or compromised.

2.	FINANCIAL RECORDS AND REPORTING

The Principal Officers shall:

●
provide full, fair, accurate, timely and understandable disclosure in the reports and/or other documents to be filed with or submitted to the U.S. Securities and Exchange Commission or other applicable body by the Trust, or that is otherwise publicly disclosed or communicated;

●	comply with applicable rules and regulations of federal, state, and local governments, and other appropriate private and public regulatory agencies;
●	respect the confidentiality of information acquired in the course of their work and shall not disclose such information except when authorized or legally obligated to do so;
●	not misuse confidential information acquired in the course of their duties as Principal Officers;
●	share knowledge and maintain skills important and relevant to the Trust’s needs;
●	proactively promote ethical behavior of the Trust’s and its service providers’ employees and shall partner with industry peers and associates to do so; and
●	maintain control over and responsibly manage assets and resources employed or entrusted to them by the Trust.

3.	COMPLIANCE WITH LAWS, RULES AND REGULATIONS

The Principal Officers shall establish and maintain mechanisms to oversee the Trust’s compliance with applicable federal, state and local laws, regulations or administrative rules, and to identify, report and correct in a swift and certain manner, any detected deviations from applicable federal, state or local laws, regulations or rules.

4.	COMPLIANCE WITH THIS CODE

The Principal Officers shall promptly report any violations of this Code to the Audit Committee as well as the full Board of Trustees of the Trust and the Trust’s Chief Compliance Officer, and shall be held accountable for adherence to this Code.  A proven failure to uphold the standards stated herein shall be grounds for such sanctions as shall be reasonably imposed by the Board.  Each Principal Officer shall certify annually that: (i) he or she has read and understands this Code of Ethics for Principal Officers and recognizes he or she is subject to it; and (ii) he or she has complied with the requirements of this Code.  The Compliance Officer shall review the annual certificates and verify that the Principal Officers have returned and properly completed them.

5.	AMENDMENT AND WAIVER

This Code only may be amended or modified by approval of the Board.  Any substantive amendment that is not technical or administrative in nature or any material waiver, implicit or otherwise, of any provision of this Code shall be communicated publicly in accordance with Item 2 of Form N-CSR under the Investment Company Act of 1940.

Adopted by the Board on July 31, 2003

Amended and Restated on September 29, 2004

Reviewed and Found no changes necessary on August 25, 2005

Amended and Restated on September 7, 2006

Amended and Restated on June 6, 2007

Amended and Restated on September 3, 2008

Amended and Restated on June 4, 2009

Amended and Restated on June 8, 2010

Reviewed on March 2, 2011

Amended and Restated on March 29, 2012